NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Income Opportunity Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports First Quarter 2012 Results

DALLAS (May 15, 2012) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2012. IOT announced today that the Company reported net income applicable to common shares of $507,000 or $0.12 per diluted earnings per share for the period ended March 31, 2012, as compared to a net loss applicable to common shares of $307,000 or $0.07 per diluted earnings per share for the same period ended 2011.

Land held for development or sale is our sole operating segment. There was no income generated from this segment for the three months ended March 31, 2012, nor for the prior period ended March 31, 2011. Our primary source of revenue is from the interest income on $26.3 million of notes receivable due from affiliated and/or related parties.

Interest income was $1.2 million for the three months ended March 31, 2012. This represents an increase of $0.9 million as compared to the prior period interest income of $0.3 million. The increase was related to the note receivables from Unified Housing Foundation, an affiliated entity. Prior to January I, 2012, on cash flow notes where payments are based upon surplus cash from operations, accrued but unpaid interest income was only recognized to the extent that cash was received. As of January 1, 2012, due to the consistency of cash received on the surplus cash notes over the past several years, we are recording interest as earned.

Property operating expenses were 531,000 for the three months ended March 31, 2012. This represents an increase of $22,000, as compared to the prior period operating expenses of $9,000. There was an increase in the land portfolio of $27,000 and a decrease in the other portfolio of $5,000. The increase in the land portfolio was due to an increase in POA fees billed for 1st quarter and the 2nd half of 2011. The decrease in the other portfolio was due to a decrease in professional fees.

General and administrative expenses were $ 154,000 for the three months ended March 31, 2012. This represents an increase of $60,000 as compared to the prior period general and administrative expenses of $94,000. This increase was related to the $42,000 net income fee due to our Advisor for the current period and an increase in professional services.

Mortgage loan and interest expense was $276,000 for the three months ended March 31, 2012. This represents a decrease of $4,000 as compared to the prior period expense of $280,000.

Earnings from unconsolidated subsidiaries and investees relate to 10T's 10.0% investment in TCI Eton Square, LP. This investment is accounted for under the equity method and recognizes its portion of the current period earnings.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realtv.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended March 31,
	2012	2011
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues	$-	$-

Expenses:
Property operating expenses (including $29 and $2 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	31	9
General and administrative (including $83 and $55 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	154	94
Advisory fee to affiliates	198	221
Total operating expenses	383	324
Operating loss	(383)	(324)

Other income (expense):
Interest income (including $1,183 and $294 for the three months ended 2012 and 2011 respectively from affiliates and related parties)	1,183	294
Mortgage and loan interest	(276)	(280)
Earnings from unconsolidated subsidiaries and investees	(10)	-
Total other income	897	14
Income (loss) from continuing operations before tax	514	(310)
Income tax benefit (expense)	(2)	1
Net income (loss) from continuing operations	512	(309)
Discontinued operations:
Income (loss) from discontinued operations	(7)	3
Income tax benefit (expense) from discontinued operations	2	(1)
Net income (loss) from discontinued operations	(5)	2
Net income (loss)	507	(307)

Earnings per share - basic
Income (loss) from continuing operations	$0.12	$(0.07)
Income (loss) from discontinued operations	-	-
Net income (loss) applicable to common shares	$0.12	$(0.07)

Earnings per share - diluted
Income (loss) from continuing operations	$0.12	$(0.07)
Income (loss) from discontinued operations	-	-
Net income (loss) applicable to common shares	$0.12	$(0.07)

Weighted average common share used in computing earnings per share	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	March 31,	December 31,
	2012	2011
	(dollars in thousands, except share and par value amounts)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Total real estate	24,511	24,511

Notes and interest receivable from related parties	26,296	31,612
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	24,470	29,786
Cash and cash equivalents	12	1
Investments in unconsolidated subsidiaries and investees, subject to sales contract	27	37
Receivable and accrued interest from related parties	57,949	52,160
Other assets	1,545	1,546
Total assets	$108,514	$108,041

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$28,534	$28,588
Deferred gain (from sales to related parties)	5,127	5,127
Accounts payable and other liabilities	145	125
	33,806	33,840
Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2012 and 2011	42	42
Treasury stock at cost, 5,461 in 2012 and 2011	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	12,750	12,243
Total shareholders' equity	74,708	74,201
Total liabilities and shareholders' equity	$108,514	$108,041